UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

SPDR® GOLD TRUST

SPONSORED BY WORLD GOLD TRUST SERVICES, LLC

(Name of Registrant as Specified In Its Charter)

Steven J. Glusband, Esq.

Austin D. Keyes, Esq.

Carter Ledyard & Milburn LLP

2 Wall Street

New York, New York 10005

(212) 732-3200

glusband@clm.com

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SPDR® GOLD TRUST
FINAL SCRIPT

Good (morning, afternoon, evening), my name is (AGENT’S FULL NAME).

May I please speak with (SHAREHOLDER’S FULL NAME)? (Re-Greet If Necessary)

I am calling to update you on the consent solicitation for the SPDR® Gold Trust. The Trust had over 262 million shares outstanding as of the proxy record date, and we are now extremely close to successfully completing the solicitation.

Shares in the SPDR® Gold Trust are predominately held by individual investors who on average hold less than 250 shares. We are pleased to tell you that hundreds of thousands of your fellow shareholders have voted and supported the proposals and we are asking for your help to complete the process favorably. Your vote is critical. Please take advantage of your right to vote and support SPDR® Gold Trust by casting your vote now. It is a simple procedure.

Would you like to vote along with the recommendation of the Board, and all leading vote recommendation firms? (Pause)

If we identify any additional accounts you hold in the SPDR® Gold Trust before the voting period for the consent solicitation ends, would you like us to vote those accounts in the same manner as well? (Pause)

*Confirmation – I am recording your (Recap Voting Instructions). For confirmation purposes:

•	Please state your full name. (Pause)

•	According to our records, you reside in (city, state, zip code). (Pause)

•	To ensure that we have the correct address for the written confirmation, please state your street address. (Pause)

Thank you. You will receive written confirmation of this vote within 3 to 5 business days. Upon receipt, please review and retain for your records. If you should have any questions, please call 1-866-828-9088. Mr. /Ms.                     , your vote is important and your time is greatly appreciated. Thank you and have a good (morning, afternoon, evening.)

I am not aware of this investment:

You may or may not be aware that you are currently a shareholder in SPDR® Gold Trust. Many shareholders are unaware of their involvement with this investment because their Financial Advisors initiated the investment on their behalf.

Can you provide me with additional information about SPDR® Gold Shares?

The SPDR® Gold Trust is an Exchange Traded Fund that seeks to provide investment results that, before expenses, track the price of gold. TICKER: GLD

I don’t want to vote. I am not familiar with this investment?

I understand you are unfamiliar with this investment and would rather not vote, however, it is very important that your shares are represented for the adjourned consent solicitation. Can you assist the Trust by providing me with your Financial Advisor’s name and telephone number and allowing them to handle this matter on your behalf?

IF YES: (RECORD, DISPOSITION AS “FA CONTACT RECEIVED-NO VOTE”, PROCEED)

IF NO:	I understand you don’t wish to vote at this time. Although you may be unaware of this investment, please note that each adjournment can create additional solicitation expenses for the Trust. Please contact your advisor to discuss this matter with them.

How will these changes benefit the shareholder?

These changes will provide Shareholders with on-going assurance that the ordinary fees and expenses for which the Trust is responsible will not increase over time. They also allow the Trust to simplify and modernize the Trust for the ultimate benefit of current and future shareholders. GLD® shareholders will not pay any additional fees as a result of these changes. Would you like to vote along with the recommendation of the Board, ISS and Glass Lewis? (Pause for response)

SPDR® GOLD TRUST FINAL SCRIPT

Several factors have made this consent solicitation uniquely challenging, namely:

1)	A significant percentage of the shares outstanding are held by individual investors. Historically, individual investors are reluctant to vote for many reasons, including believing that their holdings are not significant enough to make a difference. For SPDR® Gold Trust, this is not the case. The participation of individual investors is critical to passing these proposals;

2)	GLD’s Trust Indenture requires that the consent of a full 51% of the shares outstanding be received in order to pass each proposal rather than a simple majority. Given the number of shares outstanding as of our record date, the 51% hurdle requires the support of nearly 2.7 million more shares than would have been required if a simple majority were permissible; and

3)	Although an abstention is typically beneficial for a consent solicitation or proxy by not counting as a vote against management proposals, GLD’s governing document requires that abstentions be treated as a vote against. In addition, many other issuers are permitted to set aside abstentions for the purposes of calculating a quorum, GLD’s governing document does not permit this treatment, rather it requires abstentions to be treated as a vote “Against”.